                                                                    EXHIBIT 10.5

                   [MILLER EXPLORATION COMPANY - LETTERHEAD]

                                March 16, 1999

Mr. C.E. "Gene" Miller
Eagle Investment INc.
3140 Logan Valley Road
Traverse City, MI  49685

        RE:  Letter Agreement
             Mississippi Salt Basin
             Joint Venture-Phase I/II

Dear Gene,

        As per our discussion, Eagle Investments Inc ("Eagle") has elected to participate for 1/6th of the interest available in Miller Exploration Company's ("MEXP") Mississippi Salt Basin Program. Attached is a schedule depicting Eagle's working interest to be acquired in each of the domes.

        There are 5 wells planned to be drilled in 1999 which we are calling the Phase I Drilling Program. The wells are as follows:

Phase I Drilling Program:

                                         Eagle's
                                         Working                           Anticipated
       Dome                              Interest       Well               Spud Date
       --------------------------------------------------------------------------------
       Centerville (Paluxy)              5.0            Horne #1            late-March

       Dry Creek (Paluxy)                7.91825%       Minerals Mgmt #6    Mid-April

       Midway (Hosston)                  7.91825%       Allar #6            May

       Centerville (Hosston)             5.0%           W. Ellzey #1        June

       Midway (Hosston)                  7.91825%       to be named         Mid-July

       The terms for participation in the Salt Basin Program are as follows:

          1. Upon execution of this Letter Agreement, Eagle will pay $1,000,000.00 (one million dollars) to MEXP.

          2. Eagle agrees to pay its share of the drilling costs to casing point on all of the Phase I wells. There are no mandatory wells to be drilled in Phase II. The drilling of the Phase I wells and the above referenced payment will earn Eagle its proportionate working interest share in all of the subject domes. The form of assignment is attached for your review.
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Page 2
Eagle Investments
March 16, 1999

       3. MEXP will retain all of its rights within the existing producing wellbores at Midway, Dry Creek, Moselle, and Centerville Domes. In the event a new well is proposed (other than a substitute well due to, but not limited to mechanical difficulties) in the existing units or the existing well is redrilled to a new bottomhole location, Eagle will have the right to participate for its working interest share. However, MEXP will retain its rights to the James Lime formation in the Patterson #1 unit located in Midway Dome.

       4. Eagle will have the option to participate for its working interest share in all leasehold acquisitions on the subject domes subsequent to April 1,1999.

       5. Eagle will pay it allocated share of operating and processing expenses and necessary facility enhancement expenses. It is expressly understood that MEXP is not selling any interest in any existing facilities or pipelines.

       6. All operations on the subject domes will be governed by the applicable existing Joint Venture Agreements. Eagle agrees that the Phase I wells are mandatory and only in the event that MEXP elects not to participate in the drilling of any of the referenced wells will Eagle have the option to non-consent the well.

       7. Eagle will have a restricted license to the proprietary 3-D seismic data covering Midway, Richmond, Orange, and Arm Domes. Eagle will have the right to review in MEXP's office, but will not be granted a license on the 3-D seismic data covering the Interdomal, Centerville, Moselle, and Kola Domes and will be subject to the terms and conditions under the applicable license agreements owned by MEXP on these domes.

       8. In the event MEXP sells this program to a third party for less consideration, Eagle will have the right to participate proportionately for those same terms and conditions.

     Should the foregoing meet with your approval, please so indicate where provided below and return one executed copy to the undersigned at MEXP's Houston office. Upon receipt of your approval of these terms and condition, MEXP will forward to you the necessary Ratification of Agreements and Data License Agreement for your execution.

                                       Sincerely,

                                       MILLER EXPLORATION COMPANY

                                       /s/ C.W. Measley, Jr
                                       ----------------------------------------
                                       C.W. Measley, Jr
                                       Manager Land & Acquisitions

AGREED TO AND ACCEPTED THIS 16 DAY OF MARCH, 1999.
EAGLE INVESTMENTS INC.

BY:/s/ C.E. Miller
   -------------------------------
       C.E. ("Gene") Miller, President